                                                                    Exhibit 99.2

                                   CHAPARRAL
                           CHAPARRAL RESOURCES, INC.

================================================================================
NEWS RELEASE

                                                     ***For Immediate Release***

                                                        For further information:
                                                        ------------------------
                                                             Natalie S. Hairston
                                                                    281/877-7100

CHAPARRAL RESOURCES, INC. ANNOUNCES FURTHER FINANCING DEVELOPMENTS
------------------------------------------------------------------

HOUSTON, TEXAS, NOVEMBER 3, 1999 -- CHAPARRAL RESOURCES, INC. (NASDAQ: CHAR) announced on November 1, 1999 that a $24.0 million loan transaction was signed between Chaparral Resources, Inc. (the "Company"), Karakudak Munay, JSC, and Shell Capital Services Limited ("Shell"). The Company is aware of the recent activity in its common stock since such announcement, and it has no knowledge of any material events relating to the Company, other than such announcement, that may have contributed to the recent activity. The consummation of the loan with Shell is subject to a number of significant conditions, including, without limitation, (i) an equity infusion of at least $9.0 million, (ii) obtaining political risk insurance, (iii) the hedging of a significant portion of the Company's future oil production, and (iv) the retirement or conversion of all of the Company's outstanding approximate $9.1 million of term and demand debt; namely, (a) the $5.1 million of secured stockholder bridge loans (the "Stockholder Loans"), (b) the $3.0 million of the Company's unsecured 8% Non-negotiable Convertible Promissory Notes (the "Notes"), and (c) the $1.0 million of outstanding indebtedness of the Company to a domestic lender (the "Bank Loan"). The Company announces that as of November 2, 1999, the three holders of the Stockholder Loans intend to exercise their right pursuant to the terms of such Stockholder Loans, to exchange the Stockholder Loans for debt containing terms and conditions identical to the Notes issued to eight investors in connection with the interim financing announced on November 1, 1999, including a conversion price equal to $1.86 per share of the Company's common stock. The Stockholder Loans and other indebtedness of the Company are described in detail in the Company's periodic reports filed with the Securities and Exchange Commission. The conversion provisions of the Notes are subject to stockholder approval. The failure of the stockholders to approve the conversion provisions of the Notes will result in an increase of the annual interest rate payable under the Notes to the lesser of 25% or the maximum rate allowed by applicable law.

In connection with consummation of the loan, the Company will issue to Shell a warrant to purchase up to 15% of the Company's outstanding common stock. The warrant is non-transferable and may not be exercised for a period of approximately 18 months after its initial issuance. The warrant exercise price is determined by reference to the average closing price of the


                                  -- more --

===============================================================================

             16945 Northchase . Suite 1440 . Houston, Texas 77060
                        281-877-7100 . 281-877-0985 Fax
                          www.ChaparralResources.com

Chaparral Resources, Inc. News Release
November 3, 1999
Page 2

Company's common stock for the 90-day period immediately preceding November 1, 1999 and contains anti-dilution and registration rights provisions.

To satisfy the $9.0 million equity infusion condition to the funding under the Shell loan, the Board of Directors of the Company, on November 2, 1999, authorized a Dutch Auction format rights offering of its common stock at $1.86 per share (governed by each stockholders' proportionate stockholdings). Other significant matters relating to the rights offering have not been finalized as of today, including, the record date for stockholders entitled to participate in the rights offering, the approximate date upon which the rights are to be issued and the proposed term or expiration date of the rights. In addition to the conversion provisions of the Notes being subject to stockholder approval, the rights offering is also subject to stockholder approval. The rights offering will be made only by means of a prospectus, after effectiveness of a registration statement to be filed by the Company with the Securities and Exchange Commission.

The effect of the conversion of the Notes, the issuance of the Notes to eliminate the Stockholder Loans and the issuance of the warrant to Shell will result in the issuance, in the aggregate, of approximately 5.3 million shares of the Company's common stock. The Company's Series A Preferred Stock contains certain anti-dilution provisions; consequently, the issuance of the Notes discussed above may result in the issuance of an additional 225,000 shares of the Company's common stock pursuant to such anti-dilution provisions. In addition, the Company may issue additional Notes, shares or common stock or securities convertible into common stock in order to eliminate the approximate $1.0 million Bank Loan.

The Company has received a fairness opinion from its independent financial advisor with respect to the conversion of the Stockholder Loans, the conversion of the outstanding Notes and the rights offering. No assurances can be given by the Company that (i) the loan with Shell will be consummated, (ii) the stockholders of the Company will approve the conversion provisions of the Notes, or (iii) that the raising of $9.0 million in new equity will be successfully completed or raised on terms favorable to the Company.

Chaparral Resources, Inc. is an international oil and gas exploration and production company. The Company participates in the development of the Karakuduk Field through KKM of which the Company is the operator. The Company owns a 50% beneficial ownership interest in KKM with the other 50% ownership interest being held by Kazakh investors, including KazakhOil, the government-owned oil company.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of the Company to secure financing, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and the Company's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K/A and other filings with the Securities and Exchange Commission.

Chaparral Resources, Inc. News Release
November 3, 1999
Page 2

                                      ###